Exhibit 10.33

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
With Anthony Iantosca

This First Amendment to Employment Agreement, effective November 30, 2011, is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Anthony Iantosca (“Employee”), and amends that certain Employment Agreement entered into between the Company and Employee and having an effective date of April 3, 2009 (the “Employment Agreement”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. Section 2(b)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(ii)	Severance.

(A)
If Player’s employment is terminated pursuant to Sections 2(b)(i)(A) or (B), the Company shall pay Player only his Base Compensation through his actual day of termination, and the Company shall have no further liability or obligation to Player, his executors, heirs, assigns or other persons claiming under or through his estate.

(B)
Subject to Sections 2(b)(ii)(C) and 2(b)(ii)(D) below, if the Company terminates Player’s employment Without Cause pursuant to Section 2(b)(i)(C) or Player terminates his employment in accordance with Section 2(b)(i)(D) then, provided Player executes a general release with language acceptable to the Company, the standard form of which is set forth in Exhibit A below (a “Release”), the Company shall provide Player with the following:

(I)
Payment in an aggregate amount equal to nine (9) months of Player’s then-applicable annual Base Compensation, plus an amount equal to 9/12ths of Player’s annual bonus as most recently paid by the Company for the period immediately preceding the year of termination, if any such bonus was achieved, less applicable withholding, payable as a lump sum within sixty (60) days after Player’s termination of employment.

(II)
Payment in an aggregate amount equal to nine (9) months of the COBRA costs associated with continuation of benefits under the Company’s player healthcare benefit plans (medical, dental, prescription) in which Player participated immediately prior to Player’s termination of employment. Payment will be made to the Player within sixty (60) days after Player’s termination of employment.

(III)
The assignment, at Player’s option, of life and disability insurance policies insuring Player, provided that, notwithstanding paragraph (I) above, Player shall thereafter be responsible for any premium payments and transfer of any vested funds or other benefits under any of the Company’s ERISA or other benefit plans and such assignment shall only be permitted if allowed under the terms of the applicable insurance policy.

(IV)
the treatment of outstanding equity awards, as follows:

(i)  the portion of Employee’s outstanding stock options, stock appreciation rights and other awards in the nature of rights that may be exercised that would have become vested and exercisable within nine (9) months following the effective date of his termination shall become fully vested and exercisable as of the effective date of his termination and shall thereafter remain exercisable for a period of nine (9) months or until the earlier expiration of the original term of the award;

(ii)  all time-based vesting restrictions on Employee’s outstanding equity awards that would have lapsed within nine (9) months following the effective date of his termination shall lapse as of the effective date of his termination; and

(iii)  the payout level under all of Employee’s performance-based awards that (A) were outstanding immediately prior to the effective date of his termination, and (B) would have been eligible to have been earned within nine (9) months following the effective date of his termination, shall be determined and deemed to have been earned as of the effective date of his termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to Employee on the 60th day after the effective date of his termination of employment (or such later date as may be required pursuant to Section 4(g)), based upon the length of time within the performance period that has elapsed prior to the effective date of termination of employment.

Any outstanding equity awards that do not vest pursuant to the foregoing provisions, if any, shall remain outstanding for an additional six (6) months following the effective date of Employee’s termination, but such outstanding equity awards shall not continue to vest or become exercisable during such 6-month period except as otherwise provided in Section 2(b)(ii)(D) below.  At the end of such 6-month period, Employee’s outstanding and unvested equity awards shall be cancelled and Employee shall forfeit all of his right, title and interest in and to such equity awards as of such date, without further consideration or any act or action by Employee.

(C)
Notwithstanding Section 2(b)(ii)(B) above, If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C) or Employee terminates his employment in accordance with Section 2(b)(i)(D) during the twelve (12) months following the effective date of a Change of Control, then, provided Employee executes a Release, the Company shall provide Employee with the following (which payments and benefits shall be in lieu of any payments under Sections 2(b)(ii)(B)(I) through 2(b)(ii)(B)(III)):

(I)  Payment in an aggregate amount equal to twelve (12) months of Employee’s then-applicable annual Base Compensation, plus a pro-rata portion of his target bonus opportunity under AuthenTec’s annual bonus plan for the year in which his termination occurs (with the pro-ration based on the portion of the fiscal year for which he was employed), which amount will be paid to Employee in a single lump sum on the 60th day after his termination of employment.

(II)  Payment in an aggregate amount equal to twelve (12)  months of the COBRA costs associated with continuation of benefits under the Company’s Employee healthcare benefit plans (medical, dental, prescription) in which Employee participated immediately prior to Employee’s termination of employment.  Payment will be made to the Employee within sixty (60) days after Employee’s termination of employment.

(III)  The assignment, at Employee’s option, of life and disability insurance policies insuring Employee, provided that Employee shall thereafter be responsible for any premium payments and such assignment shall only be permitted if allowed under the terms of the applicable insurance policy.

(D)
Notwithstanding Section 2(b)(ii)(B) above, if the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C) or Employee terminates his employment in accordance with Section 2(b)(i)(D) either (1) during the six months prior to the effective date of a Change of Control, unless the Company reasonably demonstrates that such termination of employment was not in connection with or anticipation of a Change of Control, or (2) during the twelve (12) months following the effective date of a Change of Control, then, provided Employee executes a Release, the Company shall provide Employee with the following (which payments and benefits shall be in lieu of any payments under Section 2(b)(ii)(B)(IV)):

(I)  All of Employee’s options, stock appreciation rights, and other awards in the nature of rights that may be exercised that were outstanding immediately prior to the effective date of the Change of Control shall become fully vested and exercisable as of the effective date of his termination and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the award;

(II)  all time-based vesting restrictions on Employee’s equity awards that were outstanding immediately prior to the effective date of the Change of Control shall lapse as of the effective date of his termination; and

(III)  the payout level under all of Employee’s performance-based awards that were outstanding immediately prior to the effective date of the Change of Control shall be determined and deemed to have been earned as of the effective date of the Change of Control based on an assumed achievement of all relevant performance goals at the “target” level, and there shall be a payout of the full award to Employee on the 60th day after the effective date of his termination of employment (or such later date as may be required pursuant to Section 4(g)).

(E)	The parties acknowledge and agree that this letter serves to amend the applicable Equity Award grant agreements to comport with the provisions set forth herein.”

2.	As amended hereby, the Employment Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AUTHENTEC, INC.

By: /s/ Lawrence J. Ciaccia, Jr.
Lawrence J. Ciaccia, Jr.
Chief Executive Officer

EMPLOYEE:

/s/ Anthony Iantosca
Anthony Iantosca

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